                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                          [ ]  Confidential, for Use of the Commission Only (as
                                                              permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            THE LIBERTY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

         --------------------------------------------------------------------
    (2)  Aggregate number of securities to which transaction applies:

         --------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         --------------------------------------------------------------------
    (4)  Proposed maximum aggregate value of transaction:

         --------------------------------------------------------------------
    (5)  Total fee paid:

         --------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials:

     ------------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

         --------------------------------------------------------------------
    (2)  Form, Schedule or Registration Statement No.:

         --------------------------------------------------------------------
    (3)  Filing Party:

         --------------------------------------------------------------------
    (4)  Date Filed:

         --------------------------------------------------------------------

                                                            (LIBERTY LETTERHEAD)
--------------------------------------------------------------------------------

The Liberty Corporation Box 789 Greenville, SC 29602-0789

                                                                  March 29, 1999

Dear Shareholder:

     We cordially invite you to attend the 1999 Annual Meeting of Shareholders of The Liberty Corporation on Tuesday, May 4, 1999, at 10:30 a.m. in the Company's Headquarters Building located at 2000 Wade Hampton Boulevard, Greenville, South Carolina 29615.

     The accompanying Notice of Meeting and Proxy Statement describe the matters to be considered and voted upon at the meeting. We will also review the major Company developments in 1998.

     Your participation in the affairs of Liberty is important, regardless of the number of shares you hold. To ensure your representation at the meeting, whether or not you attend, please vote your proxy as soon as possible. This year, shareholders of record may vote in any one of three ways: by calling the toll-free number listed on the enclosed proxy card; by using the Internet as instructed on the proxy card; or by signing, dating and returning the proxy card in the enclosed postage-paid envelope.

     We look forward to seeing you on May 4. Coffee will be served prior to the meeting, when the members of the Board of Directors hope to visit with you.

                                           Cordially,
                                           /S/ HAYNE HIPP
                                           HAYNE HIPP
                                           President

                            THE LIBERTY CORPORATION

                             WADE HAMPTON BOULEVARD
                            GREENVILLE, S. C. 29615

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             ---------------------

                                                                  March 29, 1999

To the Shareholders of The Liberty Corporation:

     The Annual Meeting of Shareholders of The Liberty Corporation will be held at The Liberty Corporation Headquarters Building, Wade Hampton Boulevard, Greenville, South Carolina, on Tuesday, May 4, 1999 at 10:30 a.m., local time, for the following purposes:

          1. To elect four directors to serve for the terms indicated in the Proxy Statement.

          2. To ratify the selection of independent public accountants.

          3. To transact such other business as may properly come before the meeting.

     Holders of Common Stock and Preferred Stock at the close of business on March 15, 1999 will be entitled to vote at the meeting or any adjournment thereof.

     A copy of the 1998 Annual Report to Shareholders is enclosed.

                                           By Order of the Board of Directors

                                           Martha G. Williams
                                           Vice President, General Counsel
                                             & Secretary

     EACH SHAREHOLDER IS URGED TO VOTE THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A SHAREHOLDER DECIDES TO ATTEND THE MEETING, HE MAY, IF HE WISHES, REVOKE HIS PROXY AND VOTE HIS SHARES IN PERSON.

Mailing Date: March 29, 1999

                            THE LIBERTY CORPORATION

                             WADE HAMPTON BOULEVARD
                            GREENVILLE, S. C. 29615

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

     The 1999 Annual Meeting of Shareholders of The Liberty Corporation ("Liberty" or the "Company") will be held on May 4, 1999 for the purposes set forth in the Notice of Annual Meeting. The accompanying form of proxy is solicited on behalf of the Board of Directors in connection with this meeting and any adjournment thereof. Officers of Liberty may solicit proxies by mail, telephone or other means of electronic transmission and personal interview, which expense will be borne by Liberty. In addition, the Company has engaged the services of Corporate Communications, Inc. to assist in the solicitation of proxies at an estimated fee of $4,000 plus out-of-pocket expenses. Liberty will also reimburse brokers, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of the Company's stock and obtaining their voting instructions.

     Each shareholder is entitled to one vote for each share of Common Stock and each share of Preferred Stock of Liberty held at the close of business on March 15, 1999, the record date for the Annual Meeting. On that date there were 18,733,661 shares of Common Stock, 189,925 shares of Series 1994-A Preferred Stock, 321,229 shares of Series 1994-B Preferred Stock, and 599,985 shares of Series 1995-A Preferred Stock outstanding.

     Shareholders of record may vote in any one of three ways: by calling the toll-free number listed on the proxy card; by using the Internet as instructed on the proxy card; or by marking, signing, dating and returning the proxy card in the enclosed postage-paid envelope. A proxy in the accompanying form that is properly executed, duly returned and not revoked, or proxies properly voted by telephone or the Internet, will be voted in accordance with instructions contained therein. If no instructions are given with respect to a matter to be acted upon, proxies will be voted in accordance with the recommendations of the Board of Directors on such matter. A proxy may be revoked at any time before it is voted by written notice to the Company's Corporate Secretary, by delivery of a later dated proxy (including a proxy given by telephone or the Internet), or by attending the Annual Meeting and voting in person.

     In voting on the election of directors, shareholders may vote in favor of all nominees or withhold their votes as to some or all nominees. In voting on the selection of independent public accountants, shareholders may vote FOR, AGAINST or ABSTAIN with respect to the proposal. Unless other instructions are indicated on the proxy card, or are given by telephone or the Internet, all properly executed proxies received by the Company will be voted FOR the election of all the nominees named under "Election of Directors" and FOR the selection of Ernst and Young LLP as the Company's 1999 independent public accountants. Some proxies may include broker non-votes. A broker non-vote occurs when a broker holding stock in street name does not have discretion to vote the shares on a particular matter without receiving specific instructions from the beneficial owner and no such instructions have been received.

     The election of directors is decided by a plurality of the shares voting in person or by proxy at the Annual Meeting. Votes withheld and broker non-votes will not be included in vote totals for director nominees and will have no effect on the outcome of the election. The selection of independent public accountants will be determined by a majority of the shares voting in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will not affect the outcome of the vote on this matter.

     The presence, in person or by proxy, of at least a majority of the total number of outstanding shares is necessary to constitute a quorum at the Annual Meeting. Any proxy authorized to be voted at the meeting on any matter (including on routine matters pursuant to the discretionary authority granted in management's proxy), whether or not the proxy specifies to "WITHHOLD AUTHORITY", to "ABSTAIN" or to effect a broker non-vote on any proposal, will be counted in establishing a quorum.

ITEM 1.  ELECTION OF DIRECTORS

INFORMATION RESPECTING THE BOARD AND NOMINEES

     The Board, which held six meetings during 1998, has standing Audit, Compensation, and Nominating Committees. The memberships and principal responsibilities of these Committees are described below.

     The Audit Committee, which met three times during 1998, currently includes
J. Thurston Roach, Chairman, John R. Farmer, William O. McCoy and William B. Timmerman. The Audit Committee is responsible for recommending to the Board of Directors the engagement or discharge of the independent public accountants, reviewing with the independent public accountants the plan and results of the audit engagement, overseeing the engagement or discharge of internal audit accountants, maintaining regular communication with the providers of the internal audit function, reviewing the scope and results of the Company's internal audit procedures, approving the services to be performed by the independent public accountants, reviewing the degree of independence of the public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's system of internal accounting controls.

     The Compensation Committee, which met three times during 1998, currently includes John H. Mullin, III, Chairman, Rufus C. Barkley, Jr. and Eugene E. Stone, IV. This Committee establishes the salaries and other forms of executive compensation for senior executives of the Company and its subsidiaries, develops and maintains compensation plans for such senior executives and grants benefits under such plans.

     The Nominating Committee, which met one time since the last annual meeting, currently includes W. W. Johnson, Chairman, William O. McCoy and Dr. Benjamin F. Payton. This Committee recommends selection to management and to the Board of Directors of nominees for election as Directors and considers the performance of incumbent Directors in determining whether to nominate them for re-election. The Nominating Committee will consider nominees recommended by shareholders for the 2000 meeting provided such nominations are made in writing in accordance with the procedures set forth in the Company's Bylaws and are submitted no later than November 26, 1999 to the Corporate Secretary at the Company's above-stated address for referral to the Nominating Committee.

     The Board of Directors is divided into three classes; and at each annual meeting, one class is elected. The Nominating Committee has recommended the election of Rufus C. Barkley, Jr. as a Director to hold office for a term of one year, expiring with the annual shareholders meeting to be held in 2000, and has recommended the election of W. W. Johnson, Benjamin F. Payton and Eugene E. Stone, IV as Directors to hold office for terms of three years, expiring with the annual shareholders meeting to be held in 2002. All Directors will continue in office until their successors are duly elected and qualified. The terms of office of the other seven

Directors continue until the annual meeting of shareholders held in the year shown for their respective classes. The Board of Directors and management concur in this recommendation.

     Should any one or more of the nominees become unavailable to accept nomination for election as a Director, the persons named in the enclosed proxy will vote for the election of such other persons as management may recommend, unless the Board reduces the number of Directors. The nominees receiving a plurality of the votes cast will be elected as Directors.

     Following is information about each nominee for Director or Director whose term continues after the meeting, including certain biographical data.

                             NOMINEES FOR DIRECTOR

FOR A TERM EXPIRING IN MAY 2000:

     RUFUS C. BARKLEY, JR. is the Chairman of the Board of Cameron and Barkley Company, an industrial, electrical and electronics supplier of Charleston, South Carolina, a position he has held since 1959. Mr. Barkley first became a Director of Liberty in 1970. He is 69 years old.

FOR TERMS EXPIRING IN MAY 2002:

     W. W. JOHNSON is Chairman of the Executive Committee of the Board of Directors of Bank of America Corporation, a bank holding company, headquartered in Charlotte, North Carolina. Prior to the 1998 merger of Bank of America Corporation and NationsBank Corporation, he served in a similar capacity with NationsBank Corporation. Mr. Johnson first became a Director of Liberty in 1973 and is also a Director of Bank of America Corporation and Alltel Corporation. He is 68 years old.

     BENJAMIN F. PAYTON is President of Tuskegee University, Tuskegee, Alabama. He was elected a Director of Liberty in 1973 and is also a Director of AmSouth Bancorporation, Morrison Health Care, Inc., Praxair, Inc., Ruby Tuesday, Inc. and Sonat, Inc. Dr. Payton is 66 years old.

     EUGENE E. STONE, IV, is Chairman of Umbro International, Inc., formerly known as Stone Manufacturing Co., a marketer of soccer apparel and equipment. Umbro's corporate headquarters are located in Greenville, South Carolina. Mr. Stone first became a Director of Liberty in 1996 and also serves as a Director of Carolina First Bank. He is 60 years old.

                         DIRECTORS CONTINUING IN OFFICE

TERMS EXPIRING IN MAY 2000:

     HAYNE HIPP has served as Chief Executive Officer of Liberty since 1979, as President since 1981 and as Chairman since 1995. He also served as Chairman of Liberty Life (1979-1997). Mr. Hipp first became a Director of Liberty in 1977 and also serves on the Boards of Wachovia Corporation and SCANA Corporation. He is 59 years old.

     J. THURSTON ROACH has served as Chief Financial Officer and Senior Vice President of Owens Corning, a producer of high performance glass fiber composites and building materials, located in Toledo, Ohio, since January, 1999, and previously served as President of its North American Building Materials Systems Business beginning in February, 1998. Prior to that time, Mr. Roach served as Vice Chairman of

Simpson Investment Company (7/97-2/98), President of Simpson Timber Company (1/96-7/97) and Senior Vice President, Chief Financial Officer and Secretary of Simpson Investment Company (7/84-1/96). He was first elected a Director of Liberty in 1994 and also serves as a Director of Advanced Glassfiber Yarns LLC. Mr. Roach is 57 years old.

     WILLIAM B. TIMMERMAN is Chairman of the Board, President and Chief Executive Officer of SCANA Corporation, a utilities company located in Columbia, South Carolina. He has held these positions since March 1, 1997. Mr. Timmerman was elected President of SCANA in December 1995 and Chief Operating Officer in August 1996. From May 1994 to December 1995, he was Executive Vice President, Chief Financial Officer and Controller. Mr. Timmerman was first elected a Director of Liberty in 1997 and also serves as a Director of ITC DeltaCom, Inc., Powertel, Inc. and Wachovia Bank of South Carolina. He is 52 years old.

TERMS EXPIRING IN MAY 2001:

     EDWARD E. CRUTCHFIELD is Chairman and Chief Executive Officer of First Union Corporation, a bank holding company, located in Charlotte, North Carolina. Mr. Crutchfield has served as a Director of Liberty since 1989 and also serves as a Director of VF Corporation. He is 57 years old.

     JOHN R. FARMER is a Limited Partner of The Goldman Sachs Group, L.P., New York, New York, and Vice Chairman of Goldman Sachs Europe, Limited, London, England, investment banking firms. He assumed this position in 1994 and, previously, served as a General Partner of Goldman, Sachs & Co. and Managing Director of Goldman, Sachs, International. Mr. Farmer was first elected a Director of Liberty in 1995. He is 60 years old.

     WILLIAM O. MCCOY has been a partner with Franklin Street Partners, an investment management firm, located in Chapel Hill, North Carolina, since December, 1997. From February, 1995 until November, 1998, Mr. McCoy served as Vice President and Chief Financial Officer of the University of North Carolina. Previously, he served as Vice Chairman of the Board of BellSouth Corporation, Atlanta, Georgia, and as President and Chief Executive Officer of BellSouth Enterprises, Incorporated. Mr. McCoy has served as a Director of Liberty since 1984 and also serves as a Director of Carolina Power and Light Company, Kenan Transport Company, Fidelity Investments and The Weeks Corporation. He is 65 years old.

     JOHN H. MULLIN, III is Chairman of Ridgeway Farm, LLC, a company engaged in timber and agricultural activities, located in Brookneal, Virginia. He also serves as a Director of ACX Technologies, Inc., Alex. Brown Realty, Inc. and Carolina Power and Light Company and is a Trustee of The Putnam Funds. Mr. Mullin was first elected a Director of Liberty in 1989. He is 57 years old.
---------------

1. References to "Liberty Life" are to Liberty Life Insurance Company, a wholly owned subsidiary of Liberty.

EXECUTIVE COMPENSATION

     The following information is given as to the chief executive officer and the other four most highly compensated officers (collectively the "Senior Executives") who received salary and bonus for 1998 from Liberty and its subsidiaries of more than $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                 ANNUAL COMPENSATION         COMPENSATION AWARDS
                                               -----------------------    --------------------------
                                                                                           SHARES
                                                                          RESTRICTED     UNDERLYING      ALL OTHER
                                                                            STOCK           STOCK       COMPENSATION
  NAME AND PRINCIPAL POSITION(1)       YEAR    SALARY ($)    BONUS ($)     ($) (2)       OPTIONS (#)      ($) (3)
  ------------------------------       ----    ----------    ---------    ----------     -----------    ------------
James M. Keelor                        1998     $268,615     $273,859     $      -0-(4)    10,000         $15,360
President of Cosmos                    1997      297,376      302,016        578,906(4)    30,000          22,147
                                       1996      262,215      349,528        305,156          -0-          21,945

Hayne Hipp                             1998      450,000      336,750            -0-(4)       -0-          18,089
Chairman, President & CEO of           1997      412,500      104,700      1,218,750(4)       -0-          24,030
  Liberty                              1996      383,333      101,000        937,500          -0-          23,743

Jennie M. Johnson                      1998      226,188      112,250            -0-(4)    10,000          17,689
President of Liberty Insurance         1997      210,000       67,202        412,994(4)    30,000          21,611
  Services                             1996      186,666       77,723        290,625          -0-          21,022

Ronald F Loewen                        1998      208,333      113,517            -0-(4)    10,000          17,153
President of Liberty Life              1997      200,000       71,877        365,625(4)    30,000          25,174

Martha G. Williams                     1998      217,000      123,480            -0-(4)     7,500          18,089
Vice President, General Counsel &      1997      217,000       73,273        421,769(4)    30,000          23,192
Secretary of Liberty                   1996      213,000       92,092        193,438          -0-          22,113

---------------

(1) References to "Cosmos" are to Cosmos Broadcasting Corporation and to "Liberty Insurance Services" are to Liberty Insurance Services Corporation. All companies referenced are wholly owned subsidiaries of Liberty. Mr. Loewen first became an Executive Officer of Liberty on January 1, 1997.
(2) The aggregate restricted shareholdings at December 31, 1998 for each individual named in the Summary Compensation Table were as follows: James M. Keelor -- 25,186 shares valued at $1,240,411; Hayne Hipp -- 101,200 shares (including 31,200 phantom units) valued at $4,984,100; Jennie M. Johnson -- 23,124 shares valued at $1,138,857; Ronald F Loewen -- 11,200 shares valued at $551,600; and Martha G. Williams -- 16,834 shares valued at $829,075. (See Note 4 below for information relating to forfeited Performance Restricted Stock, which has not been included in the aggregate restricted shareholdings shown here.) Dividends are paid on restricted stock at the same rate as paid on all outstanding shares of the Company's Common Stock.
(3) "All Other Compensation" details Company contributions under the Retirement and Savings Plan for each named individual during 1998 (the last completed fiscal year).
(4) Excludes value of Performance Restricted Stock that was forfeited because required 1997 and 1998 operating earnings targets were not met.

STOCK OPTIONS

     The following table sets forth information with respect to stock options granted during 1998 to the Senior Executives named in the Summary Compensation Table pursuant to the Performance Incentive Compensation Program.

                  STOCK OPTION GRANTS IN THE LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                        % OF TOTAL
                                                      OPTIONS GRANTED   EXERCISE OR                GRANT DATE
                                            OPTIONS    TO EMPLOYEES     BASE PRICE    EXPIRATION    PRESENT
NAME                                        GRANTED   IN FISCAL YEAR     ($/SHARE)       DATE      VALUE ($)
----                                        -------   ---------------   -----------   ----------   ----------
James M. Keelor...........................  10,000         4.0%           $42.125        2008       $ 90,700
Hayne Hipp................................     -0-          n/a               n/a         n/a            -0-
Jennie M. Johnson.........................  10,000         4.0%           $42.125        2008       $ 90,700
Ronald F Loewen...........................  10,000         4.0%           $ 50.00        2009       $121,000
Martha G. Williams........................   7,500         3.0%           $42.125        2008       $ 68,025

     In accordance with Securities and Exchange Commission ("SEC") rules, the Black-Scholes pricing model was chosen to estimate the grant-date present value of the options set forth in this table. The Company's use of this model should not be constructed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period.

     The information set forth in the following table includes the number of shares of Common Stock acquired on exercise of stock options by the Senior Executives named in the Summary Compensation Table during 1998 and the value realized by these exercises calculated by multiplying the closing price of the Company's stock on the exercise date by the number of shares acquired, less the option price paid by the Senior Executives to the Company in order to acquire these shares. Also shown is the number of unexercised options to purchase the Company's Common Stock held by each of the Senior Executives at December 31, 1998, as well as the value of these unexercised options calculated by multiplying the closing price of the Company's stock on December 31, 1998 by the number of shares acquired, less the option price paid by the Senior Executives to the Company in order to acquire these shares.

         AGGREGATED OPTION EXERCISES IN 1998 AND YEAR-END OPTION VALUES

                                                                 NUMBER OF SHARES         VALUE OF SHARES
                                                                    UNDERLYING               UNDERLYING
                                                                UNEXERCISED OPTIONS   UNEXERCISED IN-THE-MONEY
                                     SHARES                       AT 12/31/98 (#)     OPTIONS AT 12/31/98 ($)
                                   ACQUIRED ON                  -------------------   ------------------------
                                    EXERCISE        VALUE        EXERCISABLE/ (1)         EXERCISABLE/ (1)
              NAME                     (#)       REALIZED ($)    UNEXERCISABLE (2)       UNEXERCISABLE (2)
              ----                 -----------   ------------   -------------------   ------------------------
James M. Keelor..................     4,000        $129,000         (1) 26,000              (1) $514,875
                                                                    (2) 34,000              (2) $278,250
Hayne Hipp.......................       -0-             -0-     (1) -0-               (1) -0-
                                                                   (2) -0-                (2) -0-
Jennie M. Johnson................       -0-             -0-         (1) 14,000              (1) $239,750
                                                                    (2) 36,000              (2) $325,250
Ronald F Loewen..................     4,000        $136,250         (1) 33,544              (1) $685,299
                                                                    (2) 40,316              (2) $314,391
Martha G. Williams...............       -0-             -0-         (1) 14,000              (1) $239,750
                                                                    (2) 33,500              (2) $307,438

     Closing price of Company stock on New York Stock Exchange on December 31, 1998 was $49.25.

DIRECTORS COMPENSATION

     In 1998 each Director who is not also an officer of Liberty or one of its subsidiaries received $20,000 annual compensation, plus an award of 500 shares of Performance Restricted Stock and 500 shares of Restricted Stock. Provided the Company meets specific operating earnings targets for that year, 20% of the Performance Restricted Stock award can be earned each year over the next five years. The operating earnings targets for 1998 were not met, and the 20% traunche for 1998 was forfeited. The Restricted Stock will vest 20% per year over the next five years. Travel expenses incurred by a Director in attending a meeting of the Board or a Committee are also reimbursed.

     The Compensation Committee Report on Executive Compensation and the performance graph which follow shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report and graph by specific reference.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is currently composed of Messrs. John H. Mullin, III, Chairman, Rufus C. Barkley, Jr. and Eugene E. Stone, IV, all of whom are non-employee directors. The Committee provides overall guidance to the compensation programs and stock ownership plans established for the Company's executive officers, comprised mainly of operating subsidiary managers. Set forth below is the Committee's report addressing the Company's compensation policies for 1998.

     Policies. The Company's media and insurance businesses each have distinct economic characteristics, marketplaces and operating conditions. To maintain and grow the leadership position of the Company's operating subsidiaries in terms of market share, revenue and profitability, the Compensation Committee establishes compensation policies which are intended to: (1) reward capable and productive employees and (2) reinforce the Company's business strategies.

     At present, the executive compensation program is composed of annual incentive cash bonus, long-term incentive awards of stock options, restricted stock and phantom stock units, and salary and benefits generally available to executives in the insurance and media industries. The Company is subject to the loss of the deduction for compensation in excess of $1,000,000 paid to certain of the Company's executives unless the design and administration of the compensation programs comply with the requirements of Section 162(m) of the Internal Revenue Code. The Company generally has endeavored to satisfy the conditions required to preserve the deductibility of such executive compensation in the past and will continue to do so in the future. However, in specific situations after considering the costs of not satisfying Section 162(m) of the Code, the Company appropriately rewards individual performance regardless of tax deductibility.

     Comparability. The Committee annually reviews the executive compensation program, including an analysis of competitive market data. This data compares the Company's compensation practices to those of groups of comparator companies that have business operations in the insurance and media industries and that are similar in size in terms of revenues and assets. Salaries are generally targeted at the 50th percentile of the salaries of comparable positions at the comparator companies. The opportunity for executive officers to earn compensation in excess of the 50th percentile is provided by the annual performance-based bonus plan and the long-term stock ownership plans. The Performance Graph in this proxy statement displays, in addition to the Company and the S&P 500, the Dow Jones Media and the Dow Jones Life Insurance indices. These indices are comprised of a broad range of media and insurance companies, including those companies in the comparator groups used for compensation purposes.

     Annual Performance Incentive. The Compensation Committee's emphasis on tying pay to corporate, business unit and individual performance is reflected in the incentive bonuses awarded pursuant to the 1998 Management Bonus Plan (the "Bonus Plan"). The Bonus Plan provided for cash bonus awards to executive officers based on the 1998 actual versus target earnings performance of the Company and its major business units and various other individual or operating measures tailored to an individual executive's area of responsibility. As earnings and shareholder value increase, bonus payouts increase proportionally. The target awards set for the executive officers reflected the Committee's subjective judgment as to the extent to which the participant could contribute to the achievement of the Company's financial goals. Threshold actual earnings of the Company and its business units were required before an executive officer became eligible for a bonus. No bonuses would have been awarded to officers of the Company or its business units if the actual earnings of the Company or the relevant business unit had been lower than target earnings of the Company or the relevant business unit by 10%.

     The bonus awards paid to the Company's executive officers ranged from 66% to 194% of relevant target awards. The Chief Executive Officer's bonus award was 99% of his target award. 29% of combined salary and bonus paid to the executive officers in 1998 was derived from the performance-based bonus. 35% of combined salary and bonus paid to the Chief Executive Officer was derived from performance-based bonus.

     Long-term Performance Incentive. The Company's Performance Incentive Compensation Program (the "Plan") is designed to align a significant portion of the executive compensation program with shareholder interests. The Plan permits the granting of several types of stock-based awards, all of which can be performance based at the Committee's election:

          - Stock Option. A right vesting over a period of years as established by the Compensation Committee and terminating after ten years to purchase shares of Common Stock at a price equal to the market value of the Common Stock on the date the option is awarded.

          - Restricted Stock. Shares of Common Stock which the recipient cannot sell or otherwise dispose of until a restriction period lapses and which are forfeited if the recipient terminates employment for any reason other than retirement, disability or death prior to the lapse of the restriction period.

          - Phantom Units. Book accounts for participants which can be vested in increments over time and paid by delivery of a number of shares of Common Stock equal to the number of phantom shares held in the book account and which are forfeited if the recipient terminates employment for any reason other than retirement, disability or death prior to vesting.

Formulas tied to an executive officer's base salary were utilized in establishing the number of shares of restricted stock, performance-based restricted stock and stock options for each 1998 award. No emphasis was placed on the number of shares in previous awards. Performance-based restricted stock must be earned by participants by meeting specific return on equity targets. Certain participants (including the Chief Executive Officer) forfeited the 1998 traunche when 1998 return on equity targets were not achieved.

     Salaries. Executive officers were granted base salary increases effective May 1, 1998 after evaluating executives' levels of performance, responsibility and internal equity issues, and after evaluating the range of salaries paid by the comparative group of companies

     Chief Executive Officer. After evaluating the competitive total compensation market data for the comparator companies, at its February 3, 1998 meeting the Committee determined that the Chief Executive Officer's base salary should be increased by $50,000. He has not received a stock-based award since July 2, 1997.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

   John H. Mullin, III       Rufus C. Barkley, Jr.       Eugene E. Stone, IV

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998 there were no interlocking relationships involving the Company's executive officers and its directors.

CERTAIN TRANSACTIONS

     W. W. Johnson, Chairman of the Executive Committee of Bank of America Corporation, an affiliate of NationsBank Corporation, is a Director of Liberty. No executive officer of the Company serves on the Board of Directors of Bank of America Corporation. Effective May 1, 1998, Liberty entered into a Credit Agreement with a syndicate of banks pursuant to which Liberty could borrow up to $300 million. Among the banks participating in the syndicate of banks and their portion of the total debt at December 31, 1998 were: NationsBank for $18.9 million and First Union National Bank of North Carolina for $32.2 million.

     Edward E. Crutchfield, Chairman and Chief Executive Officer of First Union Corporation, is a Director of Liberty. No executive officer of the Company serves on the Board of Directors of First Union. In addition to participating in the syndicate of banks described in the previous paragraph, during 1998 Liberty Life paid approximately $613,800 in service fees to First Union Corporation for collecting and remitting the premiums for life, accidental death and disability policies held by mortgage customers of First Union.

     William B. Timmerman, Chairman of the Board, President and Chief Executive Officer of SCANA Corporation, an affiliate of South Carolina Electric and Gas Company, is a Director of Liberty. Liberty Life writes universal life insurance policies for employees of South Carolina Electric and Gas Company. Premiums paid on these policies totaled approximately $375,385 during 1998.

     Management believes that the terms of the arrangements described in this "Certain Transactions" section are as favorable to Liberty as are similar transactions between unrelated parties.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS AND CHANGE-OF-CONTROL ARRANGEMENTS

     The Company has established a so-called "Rabbi Trust" by entering into a trust agreement with Wachovia Bank, NA ("Trustee") to assure the satisfaction of the obligations of the Company under phantom stock awards which relate to deferred payments to the Chief Executive Officer ("Rabbi Trust"). Pursuant to the Rabbi Trust, which is irrevocable, the Company has deposited, and is obligated to maintain on deposit, with the Trustee, either amounts of cash or marketable securities sufficient to fund such payments. The Rabbi Trust will terminate upon the earlier of the exhaustion of the trust corpus or the final payment to the executive pursuant to such phantom stock awards, and any remaining assets will be paid to the Company.

FIVE-YEAR SHAREHOLDER RETURN COMPARISON

     The Performance Graph below compares cumulative, five-year shareholder returns on an indexed basis with the S&P 500 Stock Index, the Dow Jones Media Index and the Dow Jones Life Insurance Index.

                               PERFORMANCE GRAPH

                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN *
        AMONG THE LIBERTY CORPORATION, THE S&P 500 INDEX, THE DOW JONES
               LIFE INSURANCE INDEX AND THE DOW JONES MEDIA INDEX
(PERFORMANCE GRAPH)

                                                                                             DOW JONES
        MEASUREMENT PERIOD            THE LIBERTY                          DOW JONES        INSURANCE -
      (FISCAL YEAR COVERED)           CORPORATION         S&P 500            MEDIA              LIFE
1993                                     100               100               100               100
1994                                     107               101                96                90
1995                                     146               139               138               125
1996                                     173               171               142               165
1997                                     210               229               201               245
1998                                     225               294               268               308

* $100 invested on 12/31/93 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.

PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table shows as of January 31, 1999, the shares of Liberty Common Stock and Liberty Preferred Stock beneficially owned (as that term is defined by Rule 13d-3 issued by the SEC under the Securities Exchange Act of
1934) by all persons who beneficially own more than 5% of the shares of each such class of Liberty stock. Hayne Hipp and John B. Hipp are brothers. Jane Gage Hipp Caulder, Mary Ladson Hipp Haddow, Edward F. Hipp, H. Neel Hipp, Jr. and William F. Hipp are brothers and sisters. Jo Love Little, James S. Love, III and Mary E. McMillan are brother and sisters.

                                                                 NATURE AND AMOUNT OF
                                                                 BENEFICIAL OWNERSHIP
                                                     --------------------------------------------
                                                     SOLE VOTING    SHARED VOTING       TOTAL
                                                       AND/OR          AND/OR           SHARES      PERCENTAGE   PERCENTAGE
                                                     INVESTMENT      INVESTMENT      BENEFICIALLY       OF           OF
NAME AND ADDRESS(1)                                   POWER(2)        POWER(3)          OWNED         COMMON     PREFERRED
-------------------                                  -----------    -------------    ------------   ----------   ----------
Jane Gage Hipp Caulder
Travelers Rest, SC.................................     186,099       1,206,583(4)    1,392,682        7.40%          --
Gabelli Funds, Inc.
One Corporate Center
Rye, NY 10580-1434.................................   2,193,748(5)      -0-           2,193,748       11.66%          --
Mary Ladson Hipp Haddow
Atlanta, GA........................................     150,730(6)    1,276,224(7)    1,426,954        7.58%          --
Edward F. Hipp
Hendersonville, NC.................................     107,408       1,189,119(8)    1,296,527        6.89%          --
H. Neel Hipp, Jr.
Greenville, SC.....................................     124,055(9)    1,422,586(10)   1,546,641        8.22%          --
Hayne Hipp
Greenville, SC.....................................     376,111(11)   2,453,701(12)   2,829,812       15.04%          --
John B. Hipp
Atlanta, GA........................................      16,598       1,244,796(13)   1,261,394        6.70%          --
William F. Hipp
Atlanta, GA........................................     114,841(14)   1,354,037(15)   1,468,878        7.80%          --
Frances M. McCreery
Chagrin Falls, OH..................................     954,746             800(16)     955,546        5.08%          --
William R. Patterson
999 Peachtree Street, NE
Atlanta, GA 30309-3996.............................     -0-           2,129,746(17)   2,129,746       11.32%          --
Jo Love Little
#2 Birch Cove
Gulfport, MS 39503.................................     174,490(18)     -0-             174,490          --        15.57%
James S. Love, III
12137 Hickman Road
Biloxi, MS 39532...................................     176,045(18)     -0-             176,045          --        15.71%
Mary E. McMillan
1200 Meadowbrook, #34
Jackson, MS 39206..................................     171,224(18)     -0-             171,224          --        15.28%

---------------

Notes:

 (1) The mailing address for the individuals listed above, with the exception of Gabelli Funds, Inc., Mr. Patterson, Ms. Little, Mr. Love and Ms. McMillan, is P. O. Box 789, Greenville, South Carolina 29602.

 (2) Except as otherwise indicated in these Notes, each person has sole voting and investment power with respect to the designated shares.
 (3) Shares shown in this column are included in the totals for more than one person as follows: (a) Hayne Hipp shares voting and investment power with John B. Hipp and other persons with respect to 844,598 shares; (b) Hayne Hipp shares voting and investment power with William R. Patterson and other persons with respect to 416,000 shares; (c) Jane Gage Hipp Caulder, Mary Ladson Hipp Haddow, Edward F. Hipp, H. Neel Hipp, Jr. and William F. Hipp share voting and investment power with William R. Patterson and each other with respect to 1,373,392 shares; (d) Jane Gage Hipp Caulder, Mary Ladson Hipp Haddow, Edward F. Hipp, H. Neel Hipp, Jr. and William F. Hipp share voting and investment power with each other and another individual with respect to 70,000 shares; (e) H. Neel Hipp, Jr. shares voting and investment power with the spouse of each of his brothers and sisters with respect to 71,007 shares; and (f) H. Neel Hipp, Jr. shares voting and investment power with William F. Hipp and another individual with respect to 72,530 shares. Except as otherwise indicated in these Notes, both voting and investment power are shared with respect to the shares designated in this column.
 (4) Includes 20,322 shares held of record by her husband or by or for her minor children and 13,537 shares held in trust for the benefit of her children of which her husband serves as Co-Trustee. Jane Gage Hipp Caulder disclaims beneficial ownership of the 17,067 shares held by her husband and in trust for her children.
 (5) Amendment No. 22 to Schedule 13D filed with the SEC on January 27, 1999, reflects that Gabelli Funds, Inc. is the ultimate parent of a variety of companies engaged in the securities business and is the beneficial owner of the above shares, including 2,158,848 shares for which sole voting power is held and 2,193,748 shares for which sole investment power is held.
 (6) Includes 2,200 shares held in trust for the benefit of her children of which Mary Ladson Hipp Haddow serves as sole Trustee.
 (7) Includes 1,568 shares held jointly with her husband, 69,654 shares held of record by her husband or by or for her minor children and 37,062 shares held in trust for the benefit of her children of which her husband serves as Co-Trustee. Mary Ladson Hipp Haddow disclaims beneficial ownership of the 52,998 shares held by her husband and in trust for her children.
 (8) Includes 12,772 shares held of record by his wife or by or for his minor children and 9,335 shares held in trust for the benefit of his children of which his wife serves as Co-Trustee. Edward F. Hipp disclaims beneficial ownership of these shares.
 (9) Includes options to purchase 4,500 shares currently exercisable under Liberty's Performance Incentive Compensation Program and 6,750 performance restricted shares as to which he has sole voting but no investment power. Also includes 14,300 shares held in trust for the benefit of his brother's children of which he serves as sole Trustee.
(10) Includes 91,683 shares held of record by his wife or by or for his minor children or adult child residing at home and 2,810 shares held in trust for the benefit of his children of which he and his wife serve as Co-Trustees.
     H. Neel Hipp, Jr. disclaims beneficial ownership of the 91,683 shares held by his wife or by or for his minor children.
(11) Includes 70,000 restricted shares as to which he has sole voting power but no investment power and 39,287 shares held in trust for the benefit of charity and/or family and non-family members of which Hayne Hipp serves as sole Trustee.

(12) Includes 12,045 shares held of record by his wife and 287,420 shares held in trust for the benefit of his children and/or charity of which his wife serves as Co-Trustee.
(13) Includes 54,498 shares held of record by his minor children.
(14) Includes 1,740 shares held in trust for the benefit of his children of which William F. Hipp serves as sole Trustee.
(15) Includes 92,754 shares held of record by his wife or by or for his minor children and 21,073 shares held in trust for the benefit of his children of which his wife serves as Co-Trustee. William F. Hipp disclaims beneficial ownership of these shares.
(16) Includes 800 shares held in trust for the benefit of her husband. Frances
     M. McCreery disclaims beneficial ownership of these shares.
(17) Includes 2,129,746 shares for which shared voting power is held and 1,789,392 shares for which shared investment power is held.
(18) The shares shown as being owned by Jo Love Little, James S. Love, III and Mary E. McMillan are shares of Liberty's Series 1995-A Preferred Stock, which entitles these holders to receive an equal number of shares of Liberty Common Stock upon conversion of the shares of Preferred Stock.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the shares of Liberty Common Stock owned beneficially (as that term is defined by Rule 13d-3 issued by the SEC under the Securities Exchange Act of 1934), unless otherwise indicated, by each Director and nominee and by all executive officers and Directors of Liberty as a group on January 31, 1999.

                                                                                    PERCENTAGE OF
                                                             NUMBER OF SHARES     OUTSTANDING SHARES
SHAREHOLDER                                                  OF COMMON STOCK       OF COMMON STOCK
-----------                                                  ----------------     ------------------
Rufus C. Barkley, Jr.......................................          6,008(2)             .03%
Edward E. Crutchfield......................................          4,100(3)             .02%
John R. Farmer.............................................          7,100(3)             .03%
Hayne Hipp.................................................      2,829,812(4)           15.04%
Jennie M. Johnson..........................................         57,973(5)             .31%
W. W. Johnson..............................................          2,900(3)             .02%
James M. Keelor............................................        102,646(6)             .55%
Ronald F Loewen............................................         50,944(7)             .27%
William O. McCoy...........................................          4,500(3)             .02%
John H. Mullin, III........................................          4,100(3)             .02%
Benjamin F. Payton.........................................          2,300(3)             .01%
J. Thurston Roach..........................................          4,100(3)             .02%
Eugene E. Stone, IV........................................          5,600(8)             .03%
William B. Timmerman.......................................          2,100(3)             .01%
Martha G. Williams.........................................        142,119(9)             .76%
All Directors, Nominees for Director and Executive Officers
  as a Group (16 persons)..................................      3,231,285(10)          17.17%

---------------

 (1) None of the Directors and executive officers is the beneficial owner of any Preferred Stock or of any equity securities of any of Liberty's subsidiaries. Except as otherwise indicated in these Notes, each of the individuals named above has sole voting and investment power with respect to the shares listed for such person.
 (2) Includes 1,950 restricted shares as to which he has sole voting power but no investment power, 200 shares held of record by his wife, and 3,708 shares held by a family partnership of which Mr. Barkley is a general partner and of which a trust established under his mother's will and Mr. Barkley are the beneficiaries. Rufus C. Barkley, Jr. disclaims beneficial ownership of the 200 shares held by his wife.
 (3) Includes 1,950 restricted shares as to which he has sole voting power but no investment power.
 (4) See "Principal Holders of Voting Securities" table and Notes 3, 11 and 12 thereto for a more complete description of the nature and amount of beneficial ownership by Hayne Hipp.
 (5) Includes options to purchase 14,000 shares currently exercisable under Liberty's Performance Incentive Compensation Program and 23,124 restricted shares as to which she has sole voting power but no investment power.
 (6) Includes options to purchase 26,000 shares currently exercisable under Liberty's Performance Incentive Compensation Program and 25,186 restricted shares as to which he has sole voting power but no investment power.
 (7) Includes options to purchase 33,544 shares currently exercisable under Liberty's Performance Incentive Compensation Program and 11,200 restricted shares as to which he has sole voting power but no investment power.
 (8) Includes 1,950 restricted shares as to which he has sole voting power but no investment power and 2,500 shares held by a limited partnership as to which he has shared voting and investment power. Mr. Stone disclaims beneficial ownership of the 2,500 shares held by the limited partnership.
 (9) Includes options to purchase 14,000 shares currently exercisable under Liberty's Performance Incentive Compensation Program, 16,834 restricted shares as to which she has sole voting power but no investment power, 1,000 shares held by her adult son residing at home, and 1,750 shares held in trust for the benefit of family members of which her husband serves as sole Trustee. Martha G. Williams disclaims beneficial ownership of the 2,750 shares held by her son and in trust for family members.
(10) Includes options to purchase 92,527 shares currently exercisable under Liberty's Performance Incentive Compensation Program and 165,844 restricted shares as to which they have sole voting power but no investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Act of 1934 requires the Company's Directors and executive officers and persons who own more than 10% of the Company's Common Stock to file with the SEC and the New York Stock Exchange various reports as to ownership of such Common Stock. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such forms furnished to the Company and written representations to the Company that no other reports were required, all the applicable Section 16(a) filing requirements were complied with during 1998.

ITEM 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Subject to shareholder ratification, the Board of Directors has appointed the firm of Ernst and Young LLP as independent public accountants for the year 1999. The appointment was made upon the recommendation of the Audit Committee, which is composed of Directors who are not officers or otherwise employees of Liberty.

     If the shareholders do not ratify the selection of Ernst and Young LLP, the selection of independent certified public accountants will be reconsidered and made by the Board of Directors. It is understood that even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its shareholders.

     The appointment of the firm of Ernst & Young LLP as independent public accountants for Liberty was ratified by the shareholders at Liberty's last Annual Meeting. Representatives of the firm are expected to be present at the Annual Meeting of Shareholders and will be available to respond to appropriate questions and will have the opportunity to make a statement should they so desire.

     Ratification of the appointment of independent public accountants requires that the votes cast favoring the action exceed the votes cast opposing the action. The Board of Directors and management recommend that the shareholders vote "FOR" such ratification.

SHAREHOLDERS' PROPOSALS

     To be considered for inclusion in the proxy materials for the Company's 2000 Annual Meeting, a shareholder proposal must be received by the Corporate Secretary at the Company's above-stated address on or before November 26, 1999. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the SEC proxy rules and must contain certain information specified in the Bylaws of the Company.

     To have a nomination or item of business brought before the Company's 2000 Annual Meeting, but not included in the Company's proxy material for that meeting, a shareholder must deliver the required notice of such nomination or item to the Corporate Secretary at the Company's above-stated address between October 27, 1999 and November 26, 1999.

     The Company's Bylaws set forth certain procedures that a shareholder must follow and specific information which must be provided to nominate persons for election as directors or to introduce an item of business at an annual meeting, even if such item is not to be included in the Company's proxy material. A copy of the Company's Bylaws, containing such procedural requirements and information, may be obtained without charge by any shareholder by written request addressed to the Corporate Secretary at the principal executive offices of the Company.

OTHER MATTERS

     The Board of Directors and management of Liberty knows of no business to be presented at the meeting other than the two items specified above. If other matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

                                          MARTHA G. WILLIAMS
                                          Vice President, General Counsel
                                            & Secretary

Greenville, South Carolina
March 29, 1999

                                                                      APPENDIX A

                            THE LIBERTY CORPORATION

This Proxy is solicited on behalf of the Board of Directors of the Corporation.

The undersigned hereby appoints Sophia G. Vergas and R. David Black, or either of them, as proxies, with full power of substitution, to represent the undersigned at the 1999 Annual Meeting of Shareholders of The Liberty Corporation ("Liberty") to be held at 10:30 a.m. on May 4, 1999, at The Liberty Corporation Headquarters Building, Wade Hampton Boulevard, Greenville, South Carolina, and at any adjournment thereof, and to vote all the shares of Liberty stock which the undersigned would be entitled to vote if personally present.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH INSTRUCTIONS CONTAINED HEREIN. IN THE ABSENCE OF SUCH INSTRUCTIONS, THIS PROXY WILL BE VOTED IN FAVOR OF ALL THE PROPOSALS.

-------------------------------------------------------------------------------
PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title as such.
-------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS?

____________________________________    _______________________________________

____________________________________    _______________________________________

____________________________________    _______________________________________

                            THE LIBERTY CORPORATION

1. Election of Directors:

                                            FOR ALL                 FOR ALL
                                            NOMINEES    WITHHOLD    EXCEPT
                                              [ ]          [ ]        [ ]
             Rufus C. Barkley, Jr.
             W. W. Johnson
             Benjamin F. Payton
             Eugene E. Stone, IV

   INSTRUCTION: To withhold authority to vote for a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

2. Proposal to approve the appointment of     FOR        AGAINST    ABSTAIN
   Ernst & Young LLP as independent public    [ ]          [ ]        [ ]
   accountants for Liberty

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before said meeting.



   CONTROL NUMBER:
   RECORD DATE SHARES:




Please be sure to sign and date this Proxy.      Date ________________________



________________________________                 _____________________________
    Shareholder(s) Sign Here                           Co-Owner Sign Here